Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Petros Pharmaceuticals, Inc.’s Registration Statement on Form S-3 to be filed on or about January 29, 2021 of our report dated March 13, 2020 with respect to our audits of the consolidated financial statements of Neurotrope, Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2019 appearing in Neurotrope, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, which was also incorporated by reference in the joint proxy statement/prospectus on Form S-4 dated October 27, 2020 filed with the SEC on October 28, 2020. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

January 29, 2021